Exhibit 10.9

PURCHASE AND SALE AGREEMENT

The Woodscape Building: Birmingham, AL

THIS AGREEMENT (“Agreement”) is made and entered into as of March 31, 2014 (the “Effective Date”) by and between ARCP ACQUISITIONS, LLC (“Buyer”), and WOODSCAPE, LTD. (“Seller”).

In consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.           Terms and Definitions.  The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a)         “Broker” shall mean Brian Saal of Jones Lang LaSalle, acting as Seller’s agent.

(b)         “Closing” shall mean the consummation of the transaction contemplated herein, which shall occur, subject to any applicable extension periods set forth in this Agreement, on the date that is ten (10) days after the last day of the Due Diligence Period (as defined herein) unless the Buyer waives the full Due Diligence Period and elects to close earlier by providing written notice thereof to Seller.  The date of Closing is sometimes hereinafter referred to as the “Closing Date.” Neither party will need to be present at Closing, it being anticipated that the parties will deliver all Closing documents and deliverables in escrow to the Escrow Agent (or, if both Buyer and Seller agree, to Buyer’s and Seller’s counsel) prior to the date of Closing.

(c)         “Due Diligence Period” shall mean the period commencing on the Effective Date and extending until 11:59 PM EST on the date that is thirty (30) days thereafter, excluding the Effective Date, or the date on which Seller receives written notice of Buyer’s waiver of the Due Diligence Period.  Seller shall deliver to Buyer all of the Due Diligence Materials within five (5) days after the Effective Date, and for each day that passes thereafter until all of the Due Diligence Materials are delivered to Buyer, the Due Diligence Period and the Closing Date shall be extended by one (1) business day.

(d)         “Earnest Money” shall mean THREE HUNDRED TWENTY FIVE THOUSAND and NO/100 DOLLARS ($325,000.00).  The Earnest Money shall be delivered to Escrow Agent within three (3) business days after the Effective Date.  The Earnest Money shall be deposited by Buyer in escrow with Escrow Agent, to be applied as part payment of the Purchase Price at the time the sale is closed, or disbursed as agreed upon in accordance with the terms of this Agreement.

(e)         “Escrow Agent” shall mean First American Title Insurance Company with its office located at 2425 E. Camelback Road, Ste. 300, Phoenix, AZ 85016, Telephone: 602-567-8139; Telecopy: 602-567-8101; E-Mail: kribrown@firstam.com.  The parties agree that the Escrow Agent shall be responsible for (x) organizing the issuance of the Title Commitment and Title Policy, (y) preparation of the closing statement, and (z) collection and disbursement of

(f)          the funds. Agent shall retain Jefferson Title Corporation to serve as the local Alabama title agent in connection with services to be provided by Escrow Agent pursuant to this Agreement.

(g)         “Lease” shall mean that certain Lease dated as of April 12, 1988, between Seller, as landlord, and Tenant, as tenant, as amended.

(h)         “Net Operating Income” shall mean TWO MILLION ONE HUNDRED FORTY FIVE THOUSAND EIGHTEEN AND 0/100 DOLLARS ($2,145,018.00), calculated in accordance with Exhibit A-1 attached hereto.

(i)          “Property” shall mean (a) that certain real property located at 2545 Rocky Ridge Lane, Birmingham, AL, being more particularly described on Exhibit A, attached hereto and incorporated herein (the “Real Property”) together with all buildings, facilities and other improvements located thereon (collectively, the “Improvements”); (b) all right, title and interest of Seller under the Lease and all security deposits (if any) that Seller is holding pursuant to the Lease; (c) all right, title and interest of Seller in all machinery, furniture, equipment and items of property of Seller attached or appurtenant to, located on or used in the ownership, use, operation or maintenance of the Property or the Improvements; (d) all right, title and interest of Seller, if any, to any unpaid award for (1) any taking or condemnation of the Property or any portion thereof, or (2) any damage to the Property or the Improvements by reason of a change of grade of any street or highway; (e) all easements, licenses, rights and appurtenances relating to any of the foregoing; and (f) all right, title and interest of Seller in and to any warranties, tradenames, logos (including any federal or state trademark or tradename registrations), or other identifying name or mark now used in connection with the Real Property and/or the Improvements, but expressly excluding any such property to the extent owned by Tenant.

(j)          “Purchase Price” shall mean THIRTY TWO MILLION TWO HUNDRED FIFTY THOUSAND and NO/100 DOLLARS ($32,250,000.00).  The Purchase Price is based on a capitalization rate of 6.65% applied to Net Operating Income.  If Net Operating Income is not the same as stated herein, the Purchase Price shall be adjusted accordingly.

(k)         Seller and Buyer’s Notice address

(i)         “Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

Woodscape, Ltd.

c/o The Sanders Trust, LLC

1000 Urban Center Drive, Suite 675

Birmingham, AL 35242

Attn: Jean Griffin

Tel. No.: 205.747.1774

Email: jgriffin@sanderstrust.com

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And to:

Michael J. Brandt

Wallace, Jordan, Ratliff & Brandt, LLC

800 Shades Creek Parkway, Suite 400

Birmingham, AL 35209

Tel. No.: 205-874-0308

Email: mbrandt@wallacejordan.com

(ii)        “Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to the Notice section herein:

Akomea Poku-Kankam

American Realty Capital Properties, Inc.

7621 Little Avenue, Suite 200

Charlotte, NC 28226

Tel. No.: 704.626.4401

Fax No.: 646.861.7817

Email: APoku-Kankam@arcpreit.com

And Due Diligence Materials (if provided by email) to:

duediligence@arcpreit.com

With hard copies and/or cds to:

Mandy Angiuoli

American Realty Capital Properties, Inc.

7621 Little Avenue, Suite 200

Charlotte, NC 28226

Tel. No.: 704.626.4400

Fax No.: 212.415.6507

Email: mangiuoli@arcpreit.com

(l)          “Tenant” shall mean State Department of Education of the State of Alabama.

2.           Purchase and Sale of the Property.  Subject to the terms of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property for the Purchase Price.

3.           Payment of Purchase Price.  The Purchase Price to be paid by Buyer to Seller shall be paid by wire transfer of immediately available funds in the amount of the Purchase Price plus or minus prorations, credits and adjustments as provided in Section 4 and elsewhere in this Agreement to Escrow Agent, at the time of Closing, or as otherwise agreed to between Buyer and Seller.

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4.           Proration of Expenses and Payment of Costs and Recording Fees.

(a)         All real estate taxes, rollback taxes, personal property taxes, water and sewer use charges, and any other charges and assessments constituting a lien on the Property (collectively “Taxes and Assessments”) due and payable on or before the Closing Date shall be remitted to the collecting authorities or to the Escrow Agent by Seller prior to or at Closing.  Taxes and Assessments payable shall be adjusted as of the Closing Date..

(b)         All rents shall be prorated as of the Closing Date with Buyer being credited for rent attributable to the day of Closing through and including the last day of the calendar month in which the Closing Date occurs. Seller agrees to the extent that it receives any rent attributable to any period after Closing, it will pay such amount to Buyer as soon as reasonably possible.

(c)         Seller shall pay or be charged with the following costs and expenses in connection with this transaction:

(i)          100% of all Title Policy premiums, including search costs and a survey endorsement, but excluding any other endorsements issued in connection with such policies other than endorsements that Seller elects to purchase to cover title issues, if any;

(ii)         Transfer taxes and conveyance fees on the sale and transfer of the Property;

(iii)        Broker’s commission payments (for both leasing and sales commissions earned), in accordance with Section 23 of this Agreement; and

(iv)        All fees relating to the granting, executing and recording of the Deed for the Property and for any costs incurred in connection with the release of existing debt, including, but not limited to, prepayment penalty fees and recording fees for documents providing for the release of the applicable Property from the existing debt.

(d)         Buyer shall pay or be charged with the following costs and expenses in connection with this transaction:

(i)          Title Policy premiums for any endorsements issued in connection with such policies other than endorsements that Seller elects to purchase to cover title issues, if any, and other than a survey endorsement;

(ii)         all costs and expenses in connection with Buyer’s financing, including appraisal, points, commitment fees and the like and costs for the filing of all documents necessary to complete such financing and related documentary stamp tax and intangibles tax; and

(iii)        Buyer shall pay for the cost of its own survey, Phase 1 environmental study and due diligence investigations.

(e)         Each party shall pay its own legal fees incidental to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

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(f)          Seller and Buyer each shall pay one-half of all reasonable escrow fees charged by Escrow Agent.

5.           Title.  At Closing, Seller agrees to convey to Buyer fee simple marketable title to the Property by special warranty deed, free and clear of all liens, defects of title, conditions, easements, assessments, restrictions, and encumbrances except for Permitted Exceptions (as hereinafter defined).

6.           Examination of Property.  Seller and Buyer hereby agree as follows:

(a)         Buyer shall order a title commitment (the “Title Commitment”) from Escrow Agent, a survey and a zoning report for the Property promptly after the date hereof.  All matters shown in the Title Commitment, survey or zoning report (“Title Matters”) with respect to which Buyer fails to object prior to the expiration of the Due Diligence Period shall be deemed “Permitted Exceptions”.  However, Permitted Exceptions shall not include any mechanic’s lien or any monetary lien, or any deeds of trust, mortgage, or other loan documents secured by the Property, (collectively, “Liens”).  Seller shall be required to cure or remove all Liens (by payment, bond deposit or indemnity acceptable to Escrow Agent).   Seller agrees to remove or cure any objections of Buyer which are of a nature that are capable of being cured with reasonable efforts prior to Closing.  Seller shall have no obligation to cure any Title Matter objected to, except as aforesaid, provided Seller notifies Buyer of any objections which Seller elects not to remove or cure within five (5) business days following receipt of Buyer’s objections.  In the event that Seller refuses to remove or cure any objections, Buyer shall have the right to terminate this Agreement upon written notice to Seller given within five (5) business days after receipt of Seller’s notice, upon which termination the Earnest Money shall be returned to Buyer and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein.  If any matter not revealed in the Title Commitment is discovered by Buyer or by the Escrow Agent and is added to the Title Commitment by the Escrow Agent at or prior to Closing, Buyer shall have until the earlier of (i) ten (10) days after the Buyer’s receipt of the updated, revised Title Commitment showing the new title exception, together with a legible copy of any such new matter, or (ii) the date of Closing, to provide Seller with written notice of its objection to any such new title exception (an “Objection”).  If Seller does not remove or cure such Objection prior to the date of Closing, Buyer may terminate this Agreement, in which case the Earnest Money shall be returned to Buyer, Seller shall reimburse Buyer for all out of pocket costs and expenses incurred hereunder and neither party shall have any further obligation hereunder, except as otherwise expressly set forth herein.

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(b)         Within five (5) days following the Effective Date, Seller shall provide to Buyer copies of the following documents and materials pertaining to the Property to the extent within Seller’s possession or reasonably obtainable by Seller or Seller’s counsel: (i) a complete copy of all leases affecting the Property and all amendments thereto and of all material correspondence relating thereto; (ii) a copy of all surveys and site plans of the Property, including without limitation any as-built survey obtained or delivered to tenants of the Property in connection with its construction; (iii) a copy of all architectural plans and specifications and construction drawings and contracts for improvements located on the Property; (iv) a copy of Seller’s title insurance commitments and policies relating to the Property; (v) a copy of the certificate of occupancy and zoning reports for the Property; and of all governmental permits/approvals; (vi) a copy of all environmental, engineering and physical condition reports for the Property; (vii) copies of the Property’s real estate tax bills for the current and prior two (2) tax years; (viii) the current operating budget for the Property (ix) the operating statements of the Property for the twenty four (24) calendar months immediately preceding the Effective Date; (x) all service contracts and insurance policies which affect the Property, if any; (xi) a copy of all warranties relating to the improvements constructed on the Property, including without limitation any structural slab or roof warranties; and (xii) a written inventory of all items of personal property to be conveyed to Buyer, if any (the “Due Diligence Materials”).  Seller shall deliver any other documents relating to the Property reasonably requested by Buyer, to the extent within Seller’s possession or reasonably obtainable by Seller or Seller’s counsel, within three (3) business days following such request.  Additionally, during the term of this Agreement, Buyer, its agents and designees, shall have the right to enter the Property for the purposes of inspecting the Property, conducting soil tests, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other investigations and inspections as Buyer may reasonably require to assess the condition and suitability of the Property; provided, however, that such activities by or on behalf of Buyer on the Property shall not damage the Property nor interfere with construction on the Property or the conduct of business by Tenant under the Lease; and provided further, however, that Buyer shall indemnify and hold Seller harmless from and against any and all claims or damages to the extent resulting from the activities of Buyer on the Property, and Buyer shall repair any and all damage caused, in whole or in part, by Buyer and return the Property to its condition prior to such damage, which obligation shall survive Closing or any termination of this Agreement.  Seller shall reasonably cooperate with the efforts of Buyer and the Buyer’s representatives to inspect the Property.  After the Effective Date, Buyer shall be permitted to speak and meet with Tenant in connection with Buyer’s due diligence.  Upon signing this agreement, Seller shall provide Buyer with the name of a contact person(s) for the purpose of arranging site visits.  Buyer shall give Seller reasonable written notice (which in any event shall not be less than two (2) business days) before entering the Property, and Seller may have a representative present during any and all examinations, inspections and/or studies on the Property.  Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller and the Escrow Agent prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void, Buyer shall receive a refund of the Earnest Money, and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise expressly set forth herein.

(c)         Within two (2) days following the Effective Date, Seller shall request (i) an estoppel certificate from Tenant in the form attached hereto as Exhibit E (the “Tenant Estoppel”) and (ii) a waiver of tenant’s right of first refusal, if any.  The Tenant Estoppel shall be certified as follows: “ARCP Acquisitions, LLC, ARCP OFC BIRMINGHAM AL, LLC, and their lender, successors and assigns”.  Seller shall promptly deliver to Buyer photocopies or pdf files of the executed Tenant Estoppel and waiver when Seller receives the same.

(d)         Seller shall use good faith efforts to obtain subordination, non-disturbance and attornment agreement from Tenant in form and substance reasonably acceptable to Buyer and Buyer’s Lender, if applicable (the “SNDA”).

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(e)         Seller shall use good faith efforts to obtain estoppel certificates with respect to reciprocal easement agreements as may be reasonably requested by Buyer.

7.           Risk of Loss/Condemnation.  Upon an occurrence of a casualty, condemnation or taking, Seller shall notify Buyer in writing of same.  Until Closing, the risk of loss or damage to the Property, except as otherwise expressly provided herein, shall be borne by Seller.  In the event all or any portion of the Property is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued) so that: (a) Tenant has a right of termination or abatement of rent under the Lease, or (b) with respect to any casualty, if the cost to repair such casualty would exceed $50,000, or (c) with respect to any condemnation, any Improvements or access to the Property or more than five percent (5%) of the Property is (or will be) condemned or taken, then, Buyer may elect to terminate this Agreement by providing written notice of such termination to Seller within ten (10) business days after Buyer’s receipt of notice of such condemnation, taking or damage, upon which termination the Earnest Money shall be returned to the Buyer and neither party hereto shall have any further rights, obligations or liabilities under this Agreement, except as otherwise expressly set forth herein.  With respect to any condemnation or taking (of any notice thereof), if Buyer does not elect to cancel this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards.  With respect to a casualty, if Buyer does not elect to terminate this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing the rights of Seller to the proceeds under Seller’s insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing) and pay to Buyer the amount of any deductible with respect thereto, and Buyer shall be entitled to receive and keep any monies received from such insurance policies.

8.           Earnest Money Disbursement.  The Earnest Money shall be held by Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a)         If the Closing occurs, Escrow Agent shall deliver the Earnest Money to, or upon the instructions of, Seller and Buyer on the Closing Date to be applied as part payment of the Purchase Price.  If for any reason the Closing does not occur, Escrow Agent shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this clause (a).  Subject to the last sentence of this clause (a), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon Escrow Agent for payment of the Earnest Money, Escrow Agent shall give written notice to the other party of the Demand within one business day after receipt of the Demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice by Escrow Agent, Escrow Agent is hereby authorized to make the payment set forth in the Demand.  If Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.  Notwithstanding the foregoing provisions of this clause (a) if Buyer delivers a notice to Escrow Agent and Seller stating that Buyer has terminated this Agreement on or prior to the expiration of the Due Diligence Period, then Escrow Agent shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller.

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(b)         The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from Escrow Agent’s mistake of law respecting Escrow Agent scope or nature of its duties.  Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Agent.  Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that Escrow Agent shall hold the Earnest Money in escrow and shall disburse the Earnest Money pursuant to the provisions of this Section 8.

9.           Default

(a)         In the event that Seller is ready, willing and able to close in accordance with the terms and provisions hereof, and Buyer defaults in any of its obligations undertaken in this Agreement, Seller shall be entitled to, as its sole and exclusive remedy to either: (i) waive such default and proceed to Closing in accordance with the terms and provisions hereof; or (ii) declare this Agreement to be terminated, and Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages as and for Seller’s sole remedy.  Upon such termination, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein.  Seller and Buyer agree that (a) actual damages due to Buyer’s default hereunder would be difficult and inconvenient to ascertain and that such amount is not a penalty and is fair and reasonable in light of all relevant circumstances, (b) the amount specified as liquidated damages is not disproportionate to the damages that would be suffered and the costs that would be incurred by Seller as a result of having withdrawn the Property from the market, and (c) Buyer desires to limit its liability under this Agreement to the amount of the Earnest Money paid in the event Buyer fails to complete Closing.  Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer.  In no event under this Section or otherwise shall Buyer be liable to Seller for any punitive, speculative or consequential damages.

(b)         In the event of a default in the obligations herein taken by Seller, or in the event of a failure of a condition precedent set forth in Section 13 of this Agreement, Buyer may, as its sole and exclusive remedy, either: (i) waive any unsatisfied conditions and proceed to Closing in accordance with the terms and provisions hereof; (ii) terminate this Agreement by delivering written notice thereof to Seller no later than Closing, upon which termination the Earnest Money shall be refunded to Buyer, Seller shall pay to Buyer all of the out-of-pocket costs and expenses incurred by Buyer in connection with this Agreement (not to exceed $15,000.00), which return and payment shall operate to terminate this Agreement and release Seller and Buyer from any and all liability hereunder, except those which are specifically stated herein to survive any termination hereof; (iii) enforce specific performance of Seller’s obligations hereunder.  In no event shall Seller be liable to Buyer for any punitive, speculative or indirect consequential damages.

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10.         Closing.  The Closing shall consist of the execution and delivery of documents by Seller and Buyer, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement.  Seller shall deliver to Escrow Agent for the benefit of Buyer at Closing the following executed documents:

(a)         A Special Warranty Deed in the form attached hereto as Exhibit B;

(b)         An Assignment and Assumption of Lease and Security Deposits, in the form attached hereto as Exhibit C;

(c)         An Assignment of Contracts, Permits, Licenses and Warranties in the form of Exhibit D;

(d)         An original Tenant Estoppel issued within 30 days of the Closing Date which indicates Tenant has no knowledge of defaults under the Lease and confirms the Annual Net Rent as set forth in the Lease;

(e)         A settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder;

(f)          All transfer tax statements, declarations and filings as may be necessary or appropriate for purposes of recordation of the deed;

(g)         Good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other documents as reasonably requested by Escrow Agent;

(h)         Originals of all of the warranties in effect for the Property (the “Warranties”) set forth on Exhibit H;

(i)          A certificate pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, or the regulations issued pursuant thereto, certifying the non-foreign status of Seller;

(j)          An owner’s title affidavit as to mechanics’ liens and possession and other matters in customary form reasonably acceptable to Buyer and Escrow Agent;

(k)         An original SNDA fully executed and notarized by Tenant, if requested by Buyer;

(l)          Letter to Tenant in form of Exhibit G attached hereto;

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(m)        A certificate of insurance or other evidence reasonably satisfactory to Buyer memorializing and confirming that Tenant is then maintaining policies of insurance of the types and in the amounts required by the Lease, which shall name Buyer and its mortgagee as additional insured parties and/or as loss payees and/or mortgagees, as appropriate, as their respective interests may appear; and

(n)         Such other instruments as are reasonably required by Buyer or Escrow Agent to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

At Closing, Buyer shall instruct Escrow Agent to deliver the Earnest Money to Seller which shall be applied to the Purchase Price, shall deliver the balance of the Purchase Price to Seller and shall execute and deliver execution counterparts of the closing documents referenced in clauses (b) and (f) above.  Buyer shall have the right to advance the Closing upon five (5) days prior written notice to Seller; provided that all conditions precedent to both Buyer’s and Seller’s respective obligations to proceed with Closing under this Agreement have been satisfied (or, if there are conditions to a party’s obligation to proceed with Closing that remain unsatisfied, such conditions have been waived by such party).  Buyer shall have a one-time right to extend the Closing for up to fifteen (15) business days upon written notice to Seller to be received by Seller on or prior to the date scheduled for the Closing.  If Buyer timely exercises this right to extend, any document that Seller is obligated to provide that is “time sensitive” does not need to be provided again by Seller.  The Closing shall be held through the mail by delivery of the closing documents to the Escrow Agent on or prior to the Closing or such other place or manner as the parties hereto may mutually agree.

11.         Representations by Seller.  For the purpose of inducing Buyer to enter into this Agreement and to consummate the sale and purchase of the Property in accordance herewith, Seller makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date:

(a)         Seller is duly organized (or formed), validly existing and in good standing under the laws of its state of organization, and to the extent required by law, the State in which the Property is located.  Seller has the power and authority to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and thereunder.  Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound;

(b)         Seller has not received any written notice of any current or pending litigation, condemnation proceeding or tax appeals affecting Seller or the Property and Seller does not have any knowledge of any pending litigation or tax appeals against Seller or the Property; Seller has not initiated, nor is Seller participating in, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property;

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(c)         Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer after the Closing other than the Lease;

(d)         Except for violations cured or remedied on or before the date hereof, Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any law applicable to the Property and Seller does not have knowledge of any such violations;

(e)         Seller has fee simple title to the Property, free and clear of all liens and encumbrances except for Permitted Exceptions and Seller is the sole owner of the entire lessor’s interest in the Lease.  The Property constitutes one or more separate tax parcels for purposes of ad valorem taxation;

(f)          With respect to the Lease: (i) the Lease forwarded to Buyer under Section 6(b) is a true, correct and complete copy of the Lease; (ii) the Lease is in full force and effect and there is no default thereunder; (iii) no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of the current term of the Lease or any extension or renewal thereof; (iv) Seller has no outstanding obligation to provide Tenant with an allowance to construct, or to construct at its own expense, any tenant improvements; and (v) The total scheduled annual base rent (the “Annual Net Rent”) for the initial term of the Lease will be $2,571,367.00 per annum, with 2.50% base rent increases annually.

(g)         There are no occupancy rights, leases or tenancies affecting the Property other than the Lease.  Neither this Agreement nor the consummation of the transactions contemplated hereby is subject to any first right of refusal or other purchase right in favor of any other person or entity; and apart from this Agreement, Seller has not entered into any written agreements for the purchase or sale of the Property, or any interest therein which has not been terminated; and

(h)         Exhibit H attached hereto is a true, correct and complete listing of all the Warranties.

The representations and warranties of Seller shall survive Closing for a period of one (1) year.

12.         Representations by Buyer.  Buyer represents and warrants to, and covenants with, Seller as follows:Buyer is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder.  This Agreement and all closing documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms.  Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

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The representations and warranties of Buyer shall survive Closing for a period of one (1) year.

13.         Conditions Precedent to Buyer’s Obligations.  Buyer’s obligation to pay the Purchase Price, and to accept title to the Property, shall be subject to compliance by Seller with the following conditions precedent on and as of the date of Closing:

(a)         Seller shall deliver to Buyer on or before the Closing the items set forth in Section 10 above;

(b)         Buyer shall receive from Escrow Agent or any other title insurer approved by Buyer in its judgment and discretion, a current ALTA owner’s form of title insurance policy, or irrevocable and unconditional binder to issue the same, with extended coverage for the Real Property in the amount of the Purchase Price, dated, or updated to, the date of the Closing, insuring, or committing to insure, at its ordinary premium rates Buyer’s good and marketable title in fee simple to the Real Property and otherwise in such form and with such endorsements as provided in the title commitment approved by Buyer pursuant to Section 6 hereof and subject only to the Permitted Exceptions (the “Title Policy”);

(c)         Buyer shall have received a valid and permanent final certificate of occupancy (or the equivalent thereof) for the Property which shall not contain any contingencies or require any additional work to be completed;

(d)         Tenant shall be in possession of the premises demised under the Lease, open for business to the public and paying full and unabated rent under the Leases and Tenant shall not have assigned or sublet the Property;

(e)         The representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

(f)          Seller shall have delivered to Buyer a written waiver by Tenant of any right of first refusal, right of first offer or other purchase option that Tenant has pursuant to the Lease to purchase the Property from Seller; and

(g)         Seller shall have made all contributions, payments and/or reimbursements and completed any and all work required by any governmental authority in connection with the construction and development of the Property, including, without limitation, as required by any variance or site plan approval.

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In the event that any of the foregoing conditions precedent has not been satisfied as of Closing, Buyer shall have the rights and remedies set forth in Section 9(b) of this Agreement.

14.         Conditions Precedent to Seller’s Obligations.  Seller’s obligation to deliver title to the Property shall be subject to compliance by Buyer with the following conditions precedent on and as of the date of Closing:

(a)         Buyer shall deliver to Escrow Agent on the Closing Date the remainder of the Purchase Price, subject to adjustment of such amount pursuant to Section 2 hereof; and

(b)         The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the date of Closing as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

15.         Notices.  Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received on the date: (i) delivered by facsimile transmission or by electronic mail (e.g. email), (ii) delivered in person, (iii) deposited in the United States mail, registered or certified, return receipt requested, or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1, or at such other addresses as specified by written notice delivered in accordance herewith.  Notwithstanding the foregoing, Seller and Buyer agree that notice may be given on behalf of each party by the counsel for each party and notice by such counsel in accordance with this Section 15 shall constitute notice under this Agreement.

16.         Seller Covenants.  Seller agrees that it: (a) shall continue to operate and manage the Property in the same manner in which Seller has previously operated and managed the Property; (b) shall, subject to Section 7 hereof and subject to reasonable wear and tear, maintain the Property in the same (or better) condition as exists on the date hereof; and (c) shall not, without Buyer’s prior written consent, which, after the expiration of the Due Diligence Period may be withheld in Buyer’s sole discretion: (i) amend the Lease in any manner, nor enter into any new lease, license agreement or other occupancy agreement with respect to the Property; (ii) consent to an assignment of the Lease or a sublease of the premises demised thereunder or a termination or surrender thereof; (iii) terminate the Lease nor release any guarantor of or security for the Lease unless required by the express terms of the Lease; and/or (iv) cause, permit or consent to an alteration of the premises demised thereunder (unless such consent is non-discretionary).  Seller shall promptly inform Buyer in writing of any material event adversely affecting the ownership, use, occupancy or maintenance of the Property, whether insured or not.

17.         Performance on Business Days.  A “business day” is a day which is not a Saturday, Sunday or legal holiday recognized by the Federal Government.  Furthermore, if any date upon which or by which action is required under this Agreement is not a business day, then the date for such action shall be extended to the first day that is after such date and is a business day.

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18.         Entire Agreement.  This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by all parties hereto.   No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.

19.         Severability.  If any provision of this Agreement, or the application thereof to any person or circumstance, shall be invalid or unenforceable, at any time or to any extent, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.  Each provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

20.         No Representations or Warranties.  Buyer hereby acknowledges, understands and agrees that it has an opportunity to inspect the Property as set forth in Section 6 herein, and except as set forth in this Agreement, the Property shall be conveyed at Closing to Buyer in “as-is” condition with no representation or warranties whatsoever.

21.         Applicable Law.  This Agreement shall be construed under the laws of the State or Commonwealth in which the Property is located, without giving effect to any state’s conflict of laws principles.

22.         Tax-Deferred Exchange.  Buyer and Seller respectively acknowledge that the purchase and sale of the Property contemplated hereby may be part of a separate exchange (an “Exchange”) being made by each party pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated with respect thereto.  In the event that either party (the “Exchanging Party”) desires to effectuate such an exchange, then the other party (the “Non-Exchanging Party”) agrees to cooperate fully with the Exchanging Party in order that the Exchanging Party may effectuate such an exchange; provided, however, that with respect to such Exchange (a) all additional costs, fees and expenses related thereto shall be the sole responsibility of, and borne by, the Exchanging Party; (b) the Non-Exchanging Party shall incur no additional liability as a result of such exchange; (c) the contemplated exchange shall not delay any of the time periods or other obligations of the Exchanging Party hereby, and without limiting the foregoing, the scheduled date for Closing shall not be delayed or adversely affected by reason of the Exchange; (d) the accomplishment of the Exchange shall not be a condition precedent or condition subsequent to the Exchanging Party’s obligations under the Agreement; and (e) the Non-Exchanging Party shall not be required to hold title to any land other than the Property for purposes of the Exchange.  The Exchanging Party agrees to defend, indemnify and hold the Non-Exchanging Party harmless from any and all liability, damage or cost, including, without limitation, reasonable attorney’s fees that may result from Non-Exchanging Party’s cooperation with the Exchange. The Non-Exchanging Party shall not, by reason of the Exchange, (i) have its rights under this Agreement, including, without limitation, any representations, warranties and covenants made by the Exchanging Party in this Agreement (including but not limited to any warranties of title, which, if Seller is the Exchanging Party, shall remain warranties of Seller), or in any of the closing documents (including but not limited to any warranties of title, which, if Seller is the Exchanging Party, shall remain warranties of Seller) contemplated hereby, adversely affected or diminished in any manner, or (ii) be responsible for compliance with or deemed to have warranted to the Exchanging Party that the Exchange complies with Section 1031 of the Code.

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23.         Broker’s Commissions.  Buyer and Seller each hereby represent that, except for the Broker listed herein, there are no other brokers involved or that have a right to proceeds in this transaction.  Seller shall be responsible for payment of commissions to the Broker pursuant to a separate written agreement executed by Seller.  Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party (except that Buyer shall have no obligations hereunder with respect to any claim by Broker).  The representations, warranties and indemnity obligations contained in this section shall survive the Closing or the earlier termination of this Agreement.

24.         Assignment.  Except as set forth in this Section 25, Buyer shall not sell, assign or transfer all or any part of its interest in and to this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld.  Notwithstanding the foregoing, Buyer may assign its rights under this Agreement to (i) a subsidiary of American Realty Capital Properties, Inc., or (iii) an entity receiving advisory services from American Realty Capital Properties, Inc. or any of its subsidiaries (“Approved Assignee”).  The notice address for the Approved Assignee is 106 York Road, Jenkintown, PA 19046.  No such assignment shall relieve Buyer of any of its obligations hereunder.

25.         Attorneys’ Fees.  In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s attorneys’ fees and disbursements and court costs incurred in such action

26.         Time of the Essence.  Time is of the essence with respect to each of Buyer’s and Seller’s obligations hereunder.

27.         Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party.  Signatures on this Agreement which are transmitted by electronically shall be valid for all purposes, however any party shall deliver an original signature on this Agreement to the other party upon request.

28.         Anti-Terrorism.  Neither Buyer or Seller, nor any of their affiliates, are in violation of any Anti-Terrorism Law (as hereinafter defined) or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. “Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including: Executive Order No. 13224; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or may hereafter be, renewed, extended, amended or replaced; the applicable laws comprising or implementing the Bank Secrecy Act; and the applicable laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing may from time to time be amended, renewed, extended, or replaced).

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BUYER:			SELLER:

ARCP ACQUISITIONS, LLC			WOODSCAPE, LTD.

By: ARC PROPERTIES OPERATING			By:	Woodscape, Inc., its General Partner
PARTNERSHIP, L.P. its sole Member
			By:	/s/ Rance M. Sanders
By:	/s/ O. Akomea Poku-Kankam			Name:	Rance M. Sanders
	Name:	O. Akomea Poku-Kankam		Title:	President
	Title:	Authorized Signatory		Date:	March 31, 2014
	Date:	March 31, 2014

THE UNDERSIGNED HEREBY ACKNOWLEDGES AND AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT RELATING TO ESCROW AGENT AND THE EARNEST MONEY.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Kristin Brown

Name:	Kristin Brown

Title:	Escrow Officer

Date:	April 1, 2014

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]